Exhibit 99.1

PRESS RELEASE

INX Comments on Delay of Releasing Operating Results and Provides Business Update

HOUSTON--(BUSINESS WIRE)--INX Inc. (NASDAQ: INXI) (the “Company”; or “INX”) today provided an update on the delay of its financial results and commented on recent trends in its business.

DELAY OF PUBLICATION OF RESULTS:

The Company has been in the process of evaluating and quantifying the effect of errors in its previously issued financial statements related to recognizing revenue in customer arrangements with multiple elements. Yesterday the Company announced its intention to restate certain previously issued financial statements to correct these errors.

Commenting on the delay, James Long, INX's Chairman and CEO, said "We have made substantial progress resolving this matter. Although we are not yet at a point where we can predict when we will conclude the necessary work to complete the financial statements, we currently believe the time required will be measured in weeks, not months. We are continuing to work diligently on this matter and we will make a further announcement regarding the timing of the issuance of the financial statements when we are prepared to set a date.”

BUSINESS UPDATE:

Since the Company is unable to provide operating results for the quarter ended March 31, 2010 until the prior period financial statements are completed or restated, in an effort to provide investors with as much meaningful information as is possible at this time, the Company is providing the information below.  The information provided herein is limited to numbers that the Company does not expect to be impacted by the change in revenue recognition for customer arrangements with multiple elements.

For the Company's first quarter ended March 31, 2010 (unaudited):

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Customer product sales contract/order "bookings" (receipt of new orders and contracts from customers for product sales) provides an indication of the near-term trend in customer demand and business activity.  Product bookings increased approximately 25% compared to the prior year quarter and increased approximately 6% sequentially compared to the fourth quarter ended December 31, 2009.

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Customer product sales "billings", (invoicing of product shipments to customers) also provides an indication of near-term business activity.  Net product billings increased by approximately 21% compared to the prior year quarter and were approximately flat on a sequential basis compared to the fourth quarter ended December 31, 2009.  The sequentially flat billings as compared to sequentially increased bookings is due primarily to the fact that fourth quarter billings, which are related to shipments of products to customers, which had increased approximately 19% sequentially compared to the third quarter, was stronger relative to bookings for the fourth quarter because of an improvement in the Cisco Systems product availability backlog situation by the end of the fourth quarter relative the end of the third quarter.

As of March 31, 2010 (unaudited):

•	Cash and cash equivalents is expected to be approximately $11.1 million, compared to $13.2 million at December 31, 2009 and $10.9 million at December 31, 2008.
•	Short-term debt is expected to be approximately $202,000 compared to approximately $209,000 at December 31, 2009 and $168,000 at December 31, 2008.
•	Long-term debt is expected to be approximately $171,000 compared to $222,000 at December 31, 2010 and $163,000 at December 31, 2008.

Commenting on the trends in the Company's business, Mr. Long said "General business conditions and customer demand improved in the first quarter compared to the fourth quarter of 2009 as well as compared to the prior year quarter, and has continued to hold up well so far in the second quarter.  Product availability from our primary product supplier, Cisco Systems, which has been an issue since the late summer of 2009, has improved substantially from the delays we had been encountering.  First quarter contract bookings improved compared to the fourth quarter of 2009, and on a year-over-year basis.  At this point, with less than two weeks left during the second quarter, we currently expect second quarter bookings will be approximately the same as the first quarter bookings, which would represent an increase of approximately 23% year-over-year. While the accounting issue we have been addressing for the past three months has been a very time consuming endeavor, our sales and operations teams have done an outstanding job in continuing to drive business and take care of our customers in an environment where it is apparent to us that customer demand for the solutions that we provide is rebounding."

SAFE HARBOR STATEMENT:

The statements contained in this document that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “pointing towards,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. The financial information contained in this press release is preliminary and subject to change until the Company files its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the period ended March 31, 2010 with the Securities and Exchange Commission.

Actual results could differ materially from the forward-looking statements contained herein due to numerous factors, including:

•	Events that occur or adjustments made after the date of this announcement.

•	Market and economic conditions, including capital expenditures by enterprises for network, telephone communications and data center systems products and services.
•	Unexpected customer contract cancellations.
•	Currently unforeseen events that cause further delays in the Company's ability to release its financial results within the time period indicated herein.
•	Credit and financial market conditions that could impact customers' ability to finance purchases.
•	Catastrophic events.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. All information in this press release is as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire lifecycle of enterprise IP network communications and data center infrastructure. Services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Additional information about INX can be found on the Web at www.INXI.com.

CONTACT:

INX Inc.
Chief Financial Officer
Brian Fontana, 713-795-2000
Brian.Fontana@inxi.com

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